Exhibit 99.1

Company Contact:	J. Lankford Wade
Senior Vice President & Treasurer
HealthSpring, Inc.
(615) 236-6200
HEALTHSPRING, INC. ANNOUNCES RETIREMENT
OF CHIEF FINANCIAL OFFICER, KEVIN M. MCNAMARA
NASHVILLE, Tenn. (November 20, 2008) — HealthSpring, Inc. (NYSE:HS) today announced that Kevin M. McNamara, Executive Vice President and Chief Financial Officer, will retire effective May 31, 2009. Until his retirement, Mr. McNamara will help manage the process for selecting his successor and ensuring a smooth transition, among his other normal duties as the company’s principal financial and accounting officer. HealthSpring will engage a national search firm to recruit candidates for HealthSpring’s new Chief Financial Officer.
Commenting on this development, Herb Fritch, HealthSpring’s Chairman and Chief Executive Officer, stated, “Kevin has been instrumental in leading HealthSpring’s transition from a private entity to a publicly-held, NYSE-listed company, and particularly in developing the financial and corporate infrastructure that will be critical to succeeding in the challenging market environments we are currently experiencing. Kevin has graciously given us lengthy advance notice of his retirement and has agreed to help identify and hire his successor. He will leave a legacy at HealthSpring of managing substantial financial growth, a strong balance sheet, and excellent personnel.”
About HealthSpring, Inc.
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest coordinated care plans whose primary focus is the Medicare Advantage market. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Illinois, Mississippi, Tennessee and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com.
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